Datawatch Announces Third Quarter 2014 Financial Results

Total Revenue Reaches Record High in Quarter

Chelmsford, Mass.—July 23, 2014—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of visual data discovery solutions, today announced that total revenue for its third fiscal quarter ended June 30, 2014 was an all-time high of $9.23 million, an increase of 18% from revenue of $7.83 million in the third quarter a year ago. License revenue for the third quarter of fiscal 2014 was $5.58 million, an increase of 11% from the $5.01 million recorded in the comparable quarter a year ago. Net loss for the third quarter of fiscal 2014 was ($5.20) million, or ($0.48) per diluted share, compared to a net loss of ($666,000), or ($0.10) per diluted share, for the year ago period. Excluding the effects of the non-cash amortization associated with the purchase of certain intellectual property and other intangible assets and non-cash stock compensation costs, the Company’s non–GAAP net loss for its third fiscal quarter of 2014 was ($2.61) million, or ($0.24) per diluted share, compared to non-GAAP net income of $617,000, or $0.09 per diluted share in the third fiscal quarter of 2013.

“We focused our energies on sales execution in the third fiscal quarter, and this will remain an area of emphasis as we build our business and go-to-market model for the long-term,” said Michael A. Morrison, president and chief executive officer of Datawatch. “During the third quarter, we made important progress increasing awareness in the market for our highly differentiated visual data discovery solution. Last quarter, we introduced an entirely re-designed website to better engage our customers, prospects, and partners. In tandem with the launch of the new website, we also unveiled a new online Datawatch Community, a social network platform designed to help customers, prospects and partners experience the full value of Datawatch software.”

Mr. Morrison continued, “As we build broader awareness for our visual data discovery solutions in the market, we are seeing particular traction in the emerging area of Big Data related to ‘fast data’ – that is, data in motion, or streaming real-time data. Our unique ability to extend the value of real-time streaming platforms such as IBM Streams, Informatica Vibe and EMC Pivotal GemFire, with our real-time visual data discovery solution, has opened up a wide range of high value applications for us. And, since Datawatch is the only company in the next generation analytics market that can deliver visual data discovery solutions using real-time, streaming data in motion, we intend to continue to invest in this fast-developing area of the market where our solution is uniquely differentiated.”

Third Quarter Business Highlights

•	Datawatch announced a global relationship with Informatica Corporation, the world's leading independent provider of data integration software, to deliver a real-time streaming data connector to Informatica Vibe Data Stream, Informatica RulePoint Complex Event Processing and Informatica Ultra Messaging, enabling organizations to realize the full value of operational intelligence through visual data discovery of real-time, streaming data.

•	The NASDAQ OMX Group, the world's leading provider of market technology, announced the launch of MiQ, a new advanced analytics solution for global capital market operators based upon Datawatch’s visual data discovery technology, which provides exchanges, clearinghouses, central security depositories, and other financial market operators a centralized data management solution tailor-made for supporting the trade lifecycle, reducing the challenges associated with data volumes, processing, storing and retrieval, and speed of extraction.

•	Datawatch and GTA Information Technology Co., Ltd. of Shenzen, China entered into a strategic alliance for GTA to resell Datawatch’s visual data discovery solution throughout the higher education market in China, covering more than 3,000 institutions of higher learning.

•	Datawatch announced the latest release of its award-winning visual data discovery solution, which includes a high performance in-memory intelligent cache, built-in support for predictive and advanced analytics through Map R and Python support, expanded Big Data connectivity to sources such as Hadoop Hive and Cassandra, geospatial analysis and enhanced support for additional IBM data management products, including Cognos TM1.

•	Datawatch announced its newest solution, developed in cooperation with First Florida Credit Union, which provides financial institutions governed by the National Credit Union Association with a fast, accurate and efficient way to manage their quarterly '5300' submission filings, enabling credit unions to eliminate many manual aggregation, reconciliation and formatting processes by consolidating call report data in a single, auditable environment.

•	Datawatch launched a new corporate website, focused on offering customers, partners and prospects access to more visual data discovery resources, including the new Datawatch Community, which includes discussion forums, demos, videos, blogs, product documentation and white papers to help users of Datawatch solutions be more productive.

Third Quarter Financial Highlights

•	Cash and short-term investments were $50.17 million at June 30, 2014, down 7% from $53.92 million at March 31, 2014 and up 387% from $10.31 million at September 30, 2013.

•	Gross margin (excluding IP amortization expense) for the third fiscal quarter of 2014 was 86%, compared to 88% for the second fiscal quarter of 2014 and 91% for the third fiscal quarter of 2013.

•	Days sales outstanding were 61 days at June 30, 2014, compared to 57 days at March 31, 2014 and 60 days at June 30, 2013.

•	The percentage of license revenue from partners in the third fiscal quarter of 2014 was 7%, as compared to 14% in the second fiscal quarter of 2014.

•	There were 8 six-figure revenue deals in the third fiscal quarter of 2014, as compared to 5 six-figure revenue deals in the second fiscal quarter of 2014 and 3 six-figure revenue deals in the third fiscal quarter of 2013.

Investor Conference Call and Webcast

The senior management of Datawatch will host a conference call and webcast to discuss the third quarter results tomorrow, Thursday, July 24, 2014 at 8:30 am ET.  To access the call, please dial 1-877-407-0782.  Internationally, the call may be accessed by dialing 1-201-689-8567. The conference call will be broadcast live on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=172913.  It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. The webcast will be available as a replay starting one hour after the call is completed at the same location.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation (NASDAQ-CM: DWCH) provides visual data discovery software that optimizes any data – regardless of its variety, volume, or velocity – delivering next generation analytics to reveal valuable insights for improving business. Its unique ability to integrate structured, unstructured, and semi-structured sources like reports, PDF files and EDI streams with real-time streaming data into visually rich analytic applications allows users to dynamically discover key factors that impact any operational aspect of their business. This ability to perform visual discovery against any data sets Datawatch apart in the big data and visualization markets. Organizations of every size, worldwide use Datawatch products, including 99 of the Fortune 100. Datawatch is headquartered in Chelmsford, Massachusetts with offices in New York, London, Munich, Stockholm, Singapore, Sydney and Manila, and with partners and customers in more than 100 countries worldwide. See the Whole Story for yourself by downloading the free trial at www.datawatch.com/trial.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the size and timing of large customer orders; risks associated with acquisitions, including the acquisition of intellectual property from Math Strategies and the acquisition of Panopticon; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2013 and quarterly report on Form-10Q for the quarters ended December 31, 2013 and March 31, 2014. Any forward-looking statements should be considered in light of those factors.

# # #

Investor Contact:

Datawatch Investor Relations

investor@datawatch.com

Phone: (978) 441-2200 ext. 8323

Media Contact:

Sarah Bernardi

Datawatch Corporation

Sarah_Bernardi@datawatch.com

Phone: (978) 441-2200 ext. 8387

Twitter: @datawatch

© 2014 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

REVENUE:
Software licenses	$5,580	$5,007	$15,387	$13,634
Maintenance	3,236	2,409	9,357	7,042
Professional services	412	411	1,293	803
Total revenue	9,228	7,827	26,037	21,479

COSTS AND EXPENSES:
Cost of software licenses	999	549	3,013	1,602
Cost of maintenance and services	979	602	2,462	1,697
Sales and marketing	8,241	4,398	23,198	12,391
Engineering and product development	1,942	759	6,830	2,361
General and administrative	2,185	2,038	7,000	4,475
Total costs and expenses	14,346	8,346	42,503	22,526

LOSS FROM OPERATIONS	(5,118)	(519)	(16,466)	(1,047)
Other expense	14	(148)	(1,313)	(466)

LOSS BEFORE INCOME TAXES	(5,104)	(667)	(17,779)	(1,513)
Income tax (benefit) provision	53	(1)	(270)	1

NET LOSS	$(5,157)	$(666)	$(17,509)	$(1,514)

Net loss per share - Basic	$(0.48)	$(0.10)	$(1.81)	$(0.24)
Net loss per share - Diluted	$(0.48)	$(0.10)	$(1.81)	$(0.24)
Weighted Average Shares Outstanding - Basic	10,826	6,495	9,654	6,434
Weighted Average Shares Outstanding - Diluted	10,826	6,495	9,654	6,434

Non-GAAP Disclosure - Reconciliation of Net Loss to Net Loss Excluding the Effects of Certain Items:

GAAP Net Loss	$(5,157)	$(666)	$(17,509)	$(1,514)
Add-back Amortization of Intangibles & IP	870	474	2,609	1423
Add-back Share-Based Compensation	1,680	760	6,497	1,922
Add-back Severance & unamortized debt discount	-	49	273	127
Subtotal of additions	2,550	1,283	9,379	3,472

Net (Loss) Income (non-GAAP)	$(2,607)	$617	$(8,130)	$1,958
Net (loss) income per share - Basic	$(0.24)	$0.09	$(0.84)	$0.30
Net (loss) income per share - Diluted	$(0.24)	$0.09	$(0.84)	$0.28
Weighted Average Shares Outstanding - Basic	10,826	6,495	9,654	6,434
Weighted Average Shares Outstanding - Diluted	10,826	6,915	9,654	6,895

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
(Unaudited)

	June 30,	September 30,
	2014	2013

Cash and cash equivalents	$50,168	$10,312
Accounts receivable, net	7,191	6,622
Prepaid expenses and other current assets	1,234	984
Total current assets	58,593	17,918

Property and equipment, net	339	289
Intangible and other assets, net	48,023	51,114

	$106,955	$69,321

Current portion of long-term debt	$-	$900
Current portion of note payable	-	977
Accounts payable and accrued expenses	4,060	4,914
Deferred revenue - current portion	7,205	6,997
Total current liabilities	11,265	13,788

Long-term debt	-	2,108
Other long-term liabilities	1,576	2,050
Total long-term liabilities	1,576	4,158

Total shareholders' equity	94,114	51,375

	$106,955	$69,321